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                                        SBC COMMUNICATIONS INC.                                             EXHIBIT 12
                            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                            Dollars in Millions

                                           THREE MONTHS ENDED
                                                 MARCH 31,                     YEAR ENDED DECEMBER 31,
                                         -----------------------  -------------------------------------------------------
                                                2000     1999        1999         1998      1997       1996       1995
                                         -----------------------  -----------   ---------  --------  ---------   --------
Income Before Income Taxes,Extraordinary
  Items and Cumulative Effect of Accounting
  Changes*                                  $  2,809   $  2,634    $  10,382  $   11,859   $ 6,356    $ 8,789    $ 8,139
     Add: Interest Expense                       356        357        1,430       1,605     1,550      1,418      1,513
          Dividends on Preferred Securities       26         26          118         114        98         68          6
          1/3 Rental Expense                      50         57          236         228       202        188        152
                                         ------------   --------  -----------   ---------  --------  ---------   --------

     Adjusted Earnings                      $  3,241   $  3,074    $  12,166  $   13,806   $ 8,206    $10,463   $  9,810
                                         ============  =========  ===========   =========  ========  =========   ========

Total Interest Charges                      $    376   $    377    $   1,511  $    1,691   $ 1,700    $ 1,589    $ 1,533
Dividends on Preferred Securities                 26         26          118         114        98         68          6
1/3 Rental Expense                                50         57          236         228       202        188        152
                                         ------------   --------  -----------   ---------  --------  ---------   --------

     Adjusted Fixed Charges                 $    452   $    460    $   1,865  $    2,033   $ 2,000    $ 1,845    $ 1,691
                                         ============  =========  ===========   =========  ========  =========   ========

Ratio of Earnings to Fixed Charges              7.17       6.68         6.52        6.79      4.10       5.67       5.80

*Undistributed earnings on investments accounted for under the equity method have been excluded.
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